                           PURCHASE AND SALE AGREEMENT

                          AND JOINT ESCROW INSTRUCTIONS

                                      DATED

                                 JULY 10, 2002,

                                  BY AND AMONG

                             AIMCO PROPERTIES, L.P.,

                                    AS BUYER,

                                       AND

                             (i) THOMAS J. FLATLEY,

                (ii) CHARLOTTE E. FLATLEY, JOHN P. GARRAHAN, AND
       PATRICIA A. HARFORD, TRUSTEES OF THE 1970 FLATLEY FAMILY TRUST, AND

                  (iii) JOHN J. FLATLEY AND GREGORY D. STOYLE,
                   TRUSTEES OF THE 1993 FLATLEY FAMILY TRUST,

                            COLLECTIVELY, AS SELLERS

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
1.      AGREEMENT TO PURCHASE AND SELL. ....................................................   2

2.      PURCHASE PRICE. ....................................................................   2
        2.1     Deposit ....................................................................   2
        2.2     Adjustment for Prorations and Closing Costs ................................   2
        2.3     Cash .......................................................................   3
        2.4     Loan Obligation ............................................................   3

3.      OPENING OF ESCROW. .................................................................   3

4.      ACTIONS PENDING CLOSING. ...........................................................   3
        4.1     Due Diligence ..............................................................   3
        4.2     Title ......................................................................   5

5.      DESCRIPTION OF PROPERTIES. .........................................................   7
        5.1     The Improvements ...........................................................   7
        5.2     The Real Property ..........................................................   7
        5.3     The Personal Property ......................................................   8
        5.4     The Intangible Property ....................................................   8

6.      CONDITIONS TO CLOSING. .............................................................   8
        6.1     Buyer's Closing Conditions .................................................   8
        6.2     Failure of Buyer's Closing Conditions ......................................  10
        6.3     Sellers' Closing Conditions ................................................  10
        6.4     Failure of Sellers' Closing Conditions .....................................  10
        6.5     Loan Obligation ............................................................  11

7.      CLOSING. ...........................................................................  11
        7.1     Closing Date ...............................................................  11
        7.2     Deliveries by Sellers ......................................................  11
        7.3     Deliveries by Buyer ........................................................  12
        7.4     Actions by Escrow Agent ....................................................  12
        7.5     Prorations .................................................................  13
        7.6     Closing Costs ..............................................................  14
        7.7     Deliveries Outside of Escrow ...............................................  15

8.      SELLERS' REPRESENTATIONS AND WARRANTIES. ...........................................  16
        8.1     Leases .....................................................................  16
        8.2     Existing Contracts .........................................................  17
        8.3     Insurance ..................................................................  17
        8.4     Litigation .................................................................  18
        8.5     Compliance with Laws .......................................................  18

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
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                                                                                             ----
        8.6     Condemnation; Special Assessments ..........................................  18
        8.7     Toxic or Hazardous Materials ...............................................  18
        8.8     No Conflicts ...............................................................  20
        8.9     Due Organization; Consents .................................................  20
        8.10    Sellers' Authority; Validity of Agreements .................................  20
        8.11    Condition of Properties ....................................................  21
        8.12    Foreign Investment In Real Property Tax Act ................................  21
        8.13    Material Misstatements or Omissions ........................................  21
        8.14    Employees ..................................................................  21
        8.15    Survival ...................................................................  21
        8.16    Taxes ......................................................................  22

9.      BUYER'S REPRESENTATIONS AND WARRANTIES. ............................................  22
        9.1     No Conflicts ...............................................................  22
        9.2     Due Organization; Consents .................................................  22
        9.3     Buyer's Authority; Validity of Agreements ..................................  23
        9.4     Survival ...................................................................  23

10.     ADDITIONAL COVENANTS OF SELLERS. ...................................................  23
        10.1    Title ......................................................................  23
        10.2    Development Activities .....................................................  23
        10.3    No Pre-Paid Rent ...........................................................  24
        10.4    Notice of Change in Circumstances; Litigation ..............................  24
        10.5    No Defaults; Maintenance of Properties .....................................  24
        10.6    Exclusive Negotiations .....................................................  25
        10.7    Service, Management and Employment Contracts ...............................  25
        10.8    Leases .....................................................................  25
        10.9    Habitability ...............................................................  25

11.     RISK OF LOSS. ......................................................................  25
        11.1    Condemnation ...............................................................  25
        11.2    Casualty ...................................................................  26

12.     LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE. ..........................................  26
        12.1    Liquidated Damages .........................................................  26
        12.2    Default by Sellers .........................................................  27

13.     BROKERS. ...........................................................................  28

14.     INDEMNIFICATION. ...................................................................  28

15.     CONFIDENTIALITY. ...................................................................  28
        15.1    Buyer ......................................................................  28
        15.2    Sellers ....................................................................  29

16.     MISCELLANEOUS PROVISIONS. ..........................................................  29
        16.1    Governing Law ..............................................................  29
        16.2    Entire Agreement ...........................................................  29

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                                                                                             ----
        16.3    Modification; Waiver .......................................................  30
        16.4    Notices ....................................................................  30
        16.5    Expenses ...................................................................  31
        16.6    Assignment .................................................................  31
        16.7    Severability ...............................................................  31
        16.8    Successors and Assigns; Third Parties ......................................  32
        16.9    Counterparts ...............................................................  32
        16.10   Headings ...................................................................  32
        16.11   Time of Essence ............................................................  32
        16.12   Further Assurances .........................................................  32
        16.13   Number and Gender ..........................................................  32
        16.14   Construction ...............................................................  32
        16.15   Post-Closing Access to Records .............................................  33
        16.16   Exhibits ...................................................................  33
        16.17   Attorneys' Fees ............................................................  33
        16.18   Business Days ..............................................................  33
        16.19   I.R.C. Tax Deferred Exchange ...............................................  33

                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

            THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of July 10, 2002 (the "Execution Date"), by and among (i) AIMCO PROPERTIES, L.P., a Delaware limited partnership ("Buyer"), (ii) THOMAS J. FLATLEY, an individual ("Flatley"), (iii) CHARLOTTE E. FLATLEY, JOHN P. GARRAHAN, and PATRICIA A. HARFORD, TRUSTEES OF THE 1970 FLATLEY FAMILY TRUST (the "1970 Trust"), and (iv) JOHN J. FLATLEY and GREGORY D. STOYLE, TRUSTEES OF THE 1993 FLATLEY FAMILY TRUST (the "1993 Trust"), for the purpose of setting forth the agreement of the parties and of instructing Stewart Title Guaranty Company ("Escrow Agent") with respect to the transactions contemplated by this Agreement. Flatley, the 1970 Trust and the 1993 Trust are sometimes each individually referred to herein as a "Seller" and are sometimes collectively referred to herein as "Sellers."

                                 R E C I T A L S

            A. Each Seller is the owner of an undivided fee simple interest in those certain parcels of real property (each, a "Land Parcel" and, collectively, the "Land Parcels") set forth opposite such Seller's name on Exhibit "A" attached hereto and more particularly described on Exhibits "B-1" through "B-11" attached hereto, upon which are situated the multi-family residential apartment projects (each, a "Project" and, collectively, the "Projects") as more particularly described on Exhibit "A" attached hereto. It is understood that although the legal descriptions set forth on Exhibits "B-1" through "B-11" attached hereto are substantially accurate, the actual legal descriptions will be as set forth on the Surveys to be provided to Buyer pursuant to Section 4.2.1 hereof.

            B. Each Land Parcel, together with its respective "Improvements," the balance of its respective "Real Property," its respective "Personal Property," and its respective "Intangible Property" (each as hereinafter defined), is sometimes collectively referred to herein as a "Property" and, together with each other Property referenced hereunder are sometimes collectively referred to herein as the "Properties."

            C. Sellers desire to sell and Buyer desires to purchase the Properties upon and subject to the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree, and instruct Escrow Agent, as follows:

1.    AGREEMENT TO PURCHASE AND SELL.

            Subject to all of the terms and conditions of this Agreement, Sellers agree to sell, transfer and convey to Buyer, and Buyer agrees to acquire and purchase from Sellers, a good and marketable fee simple interest in the Properties, upon and subject to the terms and conditions set forth herein.

2.    PURCHASE PRICE.

            The purchase price for the Properties (the "Purchase Price") shall be the sum of Five Hundred Million Dollars ($500,000,000.00), subject to adjustment as hereinafter provided. The portion of the Purchase Price allocated to each of the Properties (the "Allocated Purchase Price") is set forth on Exhibit "A" attached hereto. The Allocated Purchase Price for each Property, shall be further allocated for tax purposes as follows: (a) $100,000.00 of the Allocated Purchase Price for each Property shall be allocated to the Intangible Property for such Property; and (b) with respect to the rest of the Allocated Purchase Price for each Property, (i) 15% shall be allocated to the Land Parcel for such Property, (ii) 1% shall be allocated to the Personal Property for such Property and (iii) 84% shall be allocated to the Improvements and the balance of the Real Property (other than the Land Parcel) for such Property. The Purchase Price shall be payable as follows:

            2.1 Deposit. On or before the third (3rd) "Business Day" (as hereinafter defined) after the Execution Date, Buyer shall deposit with Escrow Agent the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) (which amount, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the "Initial Deposit"), by wire transfer or by certified or bank check payable to the order of Escrow Agent. On or before the "Due Diligence Termination Date" (as hereinafter defined in Section 4.1.4), Buyer shall deposit into Escrow the additional sum of Three Million Nine Hundred Thousand Dollars ($3,900,000.00) (which sum, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the "Additional Deposit"), by wire transfer or by certified or bank check payable to the order of Escrow Agent. As used herein, the term "Deposit" shall mean, collectively, the Initial Deposit and the Additional Deposit (or such portion thereof that has theretofore been deposited into Escrow). At all times Escrow Agent shall (a) keep the Deposit on deposit with Fleet National Bank at its main office in Boston, Massachusetts or at another FDIC insured bank located in Boston, Massachusetts which is reasonably acceptable to Buyer and Sellers, and
(b) invest the Deposit in insured money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as Buyer may instruct from time to time. At the "Closing" (as hereinafter defined), the Deposit shall be paid to Sellers and credited against the Purchase Price. In the event that the sale of the Properties is not consummated for any reason other than a default under this Agreement on the part of Buyer, the Deposit shall be returned to Buyer.

            2.2 Adjustment for Prorations and Closing Costs. On the "Closing Date" (as hereinafter defined), Buyer shall receive as a credit against the Purchase Price (the "Credit Amount") an amount equal to the sum of: (a) security deposits which were paid by "Tenants" (as hereinafter defined) to or for the account of any Seller, plus accrued interest, if and to the extent required to be paid to such Tenants on such security deposits; (b) expenses and other sums owed by any Seller to any Tenant for any work or as a result of any dispute (as acknowledged in any written agreement or correspondence executed by any Seller or any Seller's agent); (c) rentals already received by any Seller attributable to the period from and after the Closing Date; (d) any rent concessions which accrue to any Tenant after the Closing Date (as evidenced by a written agreement or correspondence executed by any Seller or any Seller's agent); and (e) the amount, if any, by which other prorated amounts are allocated to Buyer pursuant to Section 7.5.1 hereof.

            2.3 Cash. On the Closing Date, Buyer shall deposit into Escrow the balance shown to be owed by Buyer on the "Closing Statement" (as hereinafter defined) pursuant to Section 7.5.2 hereof, by wire transfer or by certified or bank check payable to the order of the Escrow Agent.

            2.4 Loan Obligation. Sellers have advised Buyer that, as of the Execution Date, the Properties are encumbered by certain liens securing indebtedness in the aggregate amount of less than $20,000,000.00 (collectively, the "Loan Obligation"). Sellers shall, at their sole cost and expense, fully prepay the Loan Obligation on the Closing Date, pursuant to the terms of Section
6.5 hereof.

3.    OPENING OF ESCROW.

            On or before the third (3rd) "Business Day" (as hereinafter defined) after the Execution Date, Buyer and Sellers shall cause an escrow ("Escrow") to be opened with Escrow Agent by delivery to Escrow Agent of a fully executed copy of this Agreement. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Buyer and Sellers) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent's general provisions (as may be modified by Buyer, Sellers and Escrow Agent). In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

4.    ACTIONS PENDING CLOSING.

            4.1 Due Diligence.

                  4.1.1 Property Documents. On or before the third (3rd) Business Day after the Execution Date, Sellers shall deliver to Buyer for its review and copying, true, correct and complete copies of (a) the "Lease Schedule" (as hereinafter defined in Section 8.1), dated as of June 30, 2002, for each Property and (b) the 2002 year to date operating statements for each Property as of June 30, 2002. On or before the tenth (10th) day after the Execution Date, Sellers shall deliver to Buyer for its review and copying, true, correct and complete copies of each of the items listed on Exhibit "C" (collectively, together with the foregoing schedules and operating statements and the documents referenced in the next sentence, if any, the "Property Documents"). From and after the Execution Date, Sellers shall make available to Buyer for its review and copying, during normal business hours and upon reasonable advance notice, true, correct and complete copies of any other contracts, documents, books, records, Leases (and amendments and modifications thereto and notices of cancellation, extension and/or renewal thereof) and other materials relating to the Properties (if any), to the extent that the same are in the possession or control of any Seller, all at Sellers' sole cost and expense.

                  4.1.2 Property Questionnaire. On or before the tenth (10th) day after the Execution Date, Sellers shall deliver to Buyer a completed property questionnaire for each Project, each in the form of Exhibit "D" attached hereto (collectively, the "Property Questionnaires"), which Sellers shall complete (or cause to be completed) in good faith based upon Sellers' "Knowledge" (as hereinafter defined). Notwithstanding anything to the contrary contained herein, Sellers shall not have any liability to Buyer for any inaccuracy in the Property Questionnaires, provided that Sellers do not have any Knowledge of such inaccuracy as of the date on which the Property Questionnaires are delivered to Buyer.

                  4.1.3 Buyer's Diligence Tests. At all reasonable times during the period commencing on the Execution Date and ending on the Closing Date or the earlier termination of this Agreement, Buyer, its agents and representatives shall be entitled at Buyer's sole cost and expense to: (a) enter onto the Properties during normal business hours and upon reasonable advance notice to Sellers and subject to being accompanied by a representative of Sellers, to perform any inspections, investigations, studies and tests of the Properties, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests, that Buyer deems reasonable; (b) cause one or more environmental assessments of the Properties to be performed, each upon reasonable notice to Sellers; (c) review all Property Documents and examine and copy any and all books and records maintained by any Seller or any Seller's agent (including, without limitation, all documents relating to utilities, zoning and the access, subdivision and appraisal of, and all legal requirements affecting, each Project); and (d) investigate such other matters as Buyer may desire. If Buyer wishes to engage in any testing which will or may damage or disturb any portion of any Project, Buyer will obtain Sellers' prior written consent thereto. Buyer shall indemnify, protect, defend and hold harmless Sellers from all claims (including, without limitation, any claim for a mechanic's lien or materialman's lien), causes of action, costs, losses, damages and reasonable attorneys' fees incurred by Sellers in connection with or arising out of any inspections or tests carried on, by or on behalf of Buyer pursuant to this Section 4.1.3; provided, however, that Buyer shall not indemnify Sellers for any claim, loss or cause of action caused by any Seller's gross negligence or willful misconduct or any physical condition existing on any Project prior to Buyer's or its agent's entry thereon. In addition, if this Agreement is terminated, Buyer shall repair any damage to any Property caused by its entry (or its agent's entry) thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage caused by any Seller's gross negligence or willful misconduct or to remediate, contain, abate or control any "Material of Environmental Concern" (as hereinafter defined) or any hazardous defect that existed at any Property prior to Buyer's (or its agent's) entry thereon. The provisions of the preceding two sentences of this Section 4.1.3 shall survive the Closing or the earlier termination of this Agreement. Buyer shall obtain and provide Sellers with evidence of a general comprehensive liability insurance policy insuring Sellers with a combined single limit of not less than $10,000,000.00. Buyer shall also require all contractors, engineers, firms and entities performing any work at the Projects to provide Sellers with evidence of liability insurance providing coverage in an amount not less than $10,000,000.00, insuring Sellers as additional insureds.

                  4.1.4 Buyer's Termination Right. Buyer shall have the right at any time on or before August 9, 2002 (the "Due Diligence Termination Date") to terminate this Agreement if Buyer determines in its sole and absolute discretion that all or any portion of any of the Properties or any other matter pertaining to the transaction contemplated hereby is not acceptable to Buyer. In the event that Buyer fails to deliver a written notice to Sellers and Escrow Agent waiving it termination right hereunder (the "Due Diligence Waiver Notice") on or before the Due Diligence Termination Date, then (a) Escrow Agent shall return the Deposit to Buyer and (b) this Agreement shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Upon termination by Buyer as provided herein, Buyer shall return to Sellers all Property Documents and other documents, materials, and other items obtained by Buyer in its review of the Properties and, at Sellers' request, copies of all environmental reports, engineering and structural reports, surveys and other items prepared by or for Buyer (other than to the extent covered by any attorney-client or work product privilege). The delivery of all such documents, materials and items to Sellers is a condition to the return of the Deposit to Buyer. If Buyer does provide the Due Diligence Waiver Notice to Sellers and Escrow Agent on or prior to the Due Diligence Termination Date, Buyer shall have no right to thereafter terminate this Agreement on the basis of its due diligence review or any matter or state of facts which existed on the Due Diligence Termination Date (except to the extent expressly provided in Section 4.2.2 hereof).

            4.2 Title.

                  4.2.1 Deliveries. Buyer may, at its sole cost and expense, cause: (a) Stewart Title Guaranty Company (in such capacity, "Title Company") to issue and deliver to Buyer and Sellers a current title commitment for an American Land Title Association extended coverage owner's policy of title insurance for each Project (collectively, the "PTRs"); (b) Title Company to deliver to Buyer legible copies of all documents referenced as exceptions in the PTRs (collectively, the "Underlying Documents"); and (c) a search for filings (at the State and County in which each Property is located and at the State of formation of each Seller) pursuant to the Uniform Commercial Code with regard to the Personal Property for each Property (the "UCC Search") to be performed and delivered to Buyer. On or before the twenty first (21st) day after the Execution Date, Sellers shall, at their sole cost and expense, cause for each

Property a surveyor licensed in the State in which such Property is located to prepare and deliver to Buyer and the Title Company a current as-built survey for such Property (collectively, the "Surveys"), in form reasonably satisfactory to Buyer and the Title Company, made in accordance with ALTA / ACSM minimum technical standards and the laws of the State in which such Property is located, certified to Buyer (and its nominees), Title Company, Sellers and any other persons or entities as Buyer may reasonably request, showing, with respect to such Property, the entire Real Property for such Property, all adjoining streets and roads (including, without limitation, the points of ingress and egress thereto), the exact location by metes and bounds and the exact dimensions of the Real Property for such Property, a legal description of the Real Property for such Property, the exact location of any Improvements for such Property, set back lines, protrusions, encroachments, parking spaces and easements on and upon the Real Property for such Property, together with all rights-of-way and other matters relating to the Real Property for such Property. The PTRs, the Underlying Documents, the UCC Search and the Surveys shall be collectively referred to herein as the "Title Documents."

                  4.2.2 Buyer's Review of Title. Buyer shall have until the sixth (6th) day prior to the Due Diligence Termination Date to notify Sellers in writing of any objection which Buyer may have to any matters reported or shown in the Title Documents or any updates thereof; provided, however, that with respect to each of the Surveys, Buyer shall have until the later to occur of the Due Diligence Termination Date and the fifth (5th) Business Day after Buyer's receipt of such Survey (regardless of the passage of the Due Diligence Termination Date or the sixth (6th) day prior thereto) to notify Sellers in writing of any objection which Buyer may have to any matters reported or shown on such Survey; and provided further, however, that if any update to any of the Title Documents is received by Buyer, Buyer shall have an additional five (5) Business Days, regardless of the passage of the Due Diligence Termination Date or the sixth (6th) day prior thereto, following Buyer's receipt of such update and legible copies of any and all new documents referenced therein to notify Sellers of objections to any items shown on such update which were not disclosed on, and did not exist as of the date of, the previously delivered Title Documents. In addition to the "Leases" (as hereinafter defined), matters of record or otherwise reported in or shown by the Title Documents (or any updates thereof) and not timely objected to by Buyer as provided above shall be deemed to be "Permitted Exceptions." Except as provided below regarding liens voluntarily placed on any Property by any Seller which secure the payment of money, Sellers may elect (but shall have no obligation whatsoever) to cure any such matters objected to by Buyer prior to the Closing Date. Sellers may cure such matters by obtaining for Buyer title insurance from the Title Company insuring over such matters, in form and substance reasonably satisfactory to Buyer. If Sellers receive Buyer's objection notice as provided in this Section 4.2.2, then on or before the later of the second (2nd) Business Day prior to the Due Diligence Termination Date and the second (2nd) Business Day after Sellers' receipt of Buyer's objection notice, Sellers shall notify Buyer whether Sellers intend to attempt to effectuate such cure. If Sellers fail to notify Buyer that they intend to attempt to effectuate such cure, or, having timely notified Buyer that they intend to attempt to effectuate such cure, Sellers fail to cure the objected to matter prior to the Closing Date to Buyer's reasonable satisfaction (but without any obligation whatsoever to effect such cure), then Buyer may: (a) terminate this Agreement (in which case Escrow

Agent shall return the Deposit to Buyer, and neither party shall thereafter have any rights or obligations to the others hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or
(b) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. Notwithstanding anything to the contrary contained herein, Sellers shall discharge and remove any and all voluntary liens affecting any of the Properties which secure an obligation to pay money (other than installments of real estate taxes not delinquent as of the Closing) (collectively, the "Liens") and, even though Buyer does not expressly disapprove such Liens, such Liens shall not be Permitted Exceptions.

                  4.2.3 Condition of Title at Closing. Upon the Closing, Sellers shall transfer, contribute and convey to Buyer fee simple title to the Real Property for each Property by a duly executed and acknowledged deed for each Property, each being the statutory form of quitclaim deed applicable in each of the respective States (collectively, the "Deeds"), subject only to the applicable Permitted Exceptions. Prior to the Closing, Sellers shall not take any action or commit or suffer any acts which would give rise to a variance from the current legal description of the Real Property for any Property, or cause the creation of any exception or encumbrance against or respecting the Real Property for any Property without the prior written consent of Buyer, which consent may be withheld in Buyer's sole and absolute discretion.

5.    DESCRIPTION OF PROPERTIES.

            5.1 The Improvements. As used herein, as to each Land Parcel, the term "Improvements" shall mean all buildings, improvements, structures and fixtures now or hereafter located on or in such Land Parcel.

            5.2 The Real Property. As used herein, as to each Property, the term "Real Property" shall include (a) the Land Parcel for such Property, (b) the Improvements for such Property, (c) all apparatus, equipment and appliances owned by the applicable Seller, affixed to and used in connection with the operation or occupancy of such Land Parcel and/or any of such Improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in such Land Parcel or any of such Improvements, and (d) all of the applicable Seller's rights, privileges and easements appurtenant to or used in connection with such Land Parcel and/or any of such Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock relating to such Land Parcel, all strips and gores, all of the applicable Seller's right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights of the applicable Seller appurtenant, adjacent or connected to such Land Parcel.

            5.3 The Personal Property. As used herein, the term "Personal Property" shall mean, as to each Real Property, all of that certain tangible personal property, equipment and supplies owned by the applicable Seller and now situated at such Real Property and used by the applicable Seller in connection with the use, operation, maintenance or repair of all or any portion of such Real Property.

            5.4 The Intangible Property. As used herein, the term "Intangible Property" shall mean, as to each Real Property, all of that certain intangible property owned by the applicable Seller and used by the applicable Seller in connection with all or any portion of such Real Property and/or the Personal Property for such Real Property, including, without limitation, all of the applicable Seller's right, title and interest in, to and under: (a) the Leases for such Real Property, all contract rights (including, without limitation, the applicable "Service Contracts," as hereinafter defined) for such Real Property, books, records, reports, test results, environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of such Real Property and/or such Personal Property; (b) all rights, if any, in and to the Property name listed for such Real Property on Exhibit "A" attached hereto; (c) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting any portion of such Real Property; and (d) all transferable guarantees, warranties and utility contracts relating to all or any portion of such Real Property. Buyer shall have no right to use the name "Flatley." Buyer shall use commercially reasonable efforts to remove on or before the ninetieth (90th) day after the Closing Date (and shall remove on or before the sixth (6th) month after the Closing Date) the name "Flatley" from all signs at the Properties, and all promotional and other materials used in connection with the Properties.

6.    CONDITIONS TO CLOSING.

            6.1 Buyer's Closing Conditions. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the "Buyer's Closing Conditions"), which conditions may be waived by Buyer, or the time for satisfaction thereof extended by Buyer and Sellers, only in writing:

                  6.1.1 Title. Title Company shall be prepared and irrevocably committed to issue to Buyer (with an effective date not earlier than the Closing
Date), as to each Project, an American Land Title Association extended coverage owner's policy of title insurance in favor of Buyer for the Real Property in accordance with the title commitments issued by the Title Company to Buyer prior to the Due Diligence Termination Date (the "Owner's Title Policy") (except to the extent that the Title Company requires the satisfaction of any requirements by Buyer).

                  6.1.2 Sellers' Due Performance. Subject to the terms of
Section 10.4 hereof, all of the representations and warranties of Sellers set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Sellers, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Sellers to be complied with or performed pursuant to the terms of this Agreement.

                  6.1.3 Physical Condition of Properties. Subject to the provisions of Section 11 hereof, the physical condition of the Properties shall be substantially the same on the Closing Date as on the Execution Date, except for reasonable wear and tear and any damages due to any act of Buyer or its representatives.

                  6.1.4 Bankruptcy. No action or proceeding shall have been commenced by or against any Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Seller's interest in any Property or any portion thereof.

                  6.1.5 Leases. At the Closing, Sellers shall assign all of their rights and remedies under the Leases (including, without limitation, their rights to any security deposits and prepaid rent) to Buyer and Buyer shall assume the obligations of Sellers with respect thereto, pursuant to one or more assignments of leases and security deposits in the form of Exhibit "E" attached hereto (collectively, the "Assignment of Leases").

                  6.1.6 Bill of Sale. At the Closing, Sellers shall transfer to Buyer all of the Personal Property and the Intangible Property (other than the Leases) for each Property, in each case free of all liens and encumbrances (other than the applicable Permitted Exceptions), pursuant to one or more bills of sale and assignment in the form of Exhibit "F" attached hereto (collectively, the "Bill of Sale").

                  6.1.7 Non-Foreign Affidavit. At the Closing, each Seller shall deliver to Buyer a non-foreign affidavit in the form of Exhibit "G" attached hereto, executed by such Seller (collectively, the "Non-Foreign Affidavit").

                  6.1.8 No Moratoria. No moratorium, statute, regulation, ordinance, legislation, order, judgment, ruling or decree of any governmental agency or of any court shall have been enacted, adopted, issued, entered or pending which is directed specifically at any Project and which would have a material adverse effect on the value of such Project.

                  6.1.9 Loan Obligation. The lenders under the Loan Obligation (and any other party with applicable consent rights) shall permit Sellers to fully prepay the Loan Obligation in accordance with the terms of Section 6.5 hereof.

            6.2 Failure of Buyer's Closing Conditions. Subject to Buyer's rights under Section 12.2 hereof with respect to any default by Sellers (including, without limitation, any default in the performance of any covenant by Sellers set forth in this Section 6), if any of the Buyer's Closing Conditions have not been fulfilled within the applicable time periods, Buyer may:

                  6.2.1 waive the Buyer's Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

                  6.2.2 terminate this Agreement (and pursue its rights and remedies under Section 12.2 hereof, if applicable) by written notice to Sellers and Escrow Agent, in which event Escrow Agent shall return the Deposit to Buyer (subject to the terms of Section 12.2 hereof), all other documents, instruments and funds delivered into

Escrow shall be returned to the party that delivered the same into Escrow, and Sellers shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company.

            6.3 Sellers' Closing Conditions. The obligation of Sellers to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the "Sellers' Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Sellers only in a writing executed by Sellers:

                  6.3.1 Buyer's Due Performance. All of the representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.

                  6.3.2 Deliveries. Buyer shall have delivered to Escrow Agent or Sellers, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Agreement.

            6.4 Failure of Sellers' Closing Conditions. Subject to Sellers' rights under Section 12.1 hereof with respect to any default by Buyer (including, without limitation, any default in the performance of any covenant by Buyer set forth in this Section 6), if any of the Sellers' Closing Conditions have not been fulfilled within the applicable time periods, Sellers may:

                  6.4.1 waive the Sellers' Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

                  6.4.2 terminate this Agreement (and pursue its rights and remedies under Section 12.1 hereof, if applicable) by written notice to Buyer and Escrow Agent, in which event Escrow Agent shall return the Deposit to Buyer (subject to the terms of Section 12.1 hereof), all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, and Buyer shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company.

            6.5 Loan Obligation. Sellers shall, at their sole cost and expense, fully prepay the Loan Obligation on the Closing Date (so that upon the Closing, Buyer will take title to the Properties free and clear of any liens relating to the Loan Obligation). Sellers shall pay all fees, charges and related costs in connection with the prepayment of the Loan Obligation (including, without limitation, any prepayment fees or penalties), which fees, charges, penalties and costs shall not result in any adjustment to the Purchase Price.

7.    CLOSING.

            7.1 Closing Date. Subject to the provisions of this Agreement, the Closing shall take place on August 29, 2002 or such other date as the parties hereto may agree in writing. As used herein, the following terms shall have the following meanings:

(a) the "Closing" shall mean the closing of the transactions contemplated by this Agreement, including, without limitation, the recordation of the Deeds in the Official Records of the counties and/or municipalities where the Properties are located (collectively, the "Official Records"); and (b) the "Closing Date" shall mean the date upon which the Closing actually occurs.

            7.2 Deliveries by Sellers. On or before the Closing Date, Sellers, at their sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, as applicable, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Sellers at the Closing:

                  7.2.1 Deeds. For each Property, an original executed and acknowledged Deed from the applicable Seller conveying the Real Property for such Property to Buyer;

                  7.2.2 Non-Foreign Affidavit. An original executed Non-Foreign Affidavit from each Seller;

                  7.2.3 Assignment of Leases. Four (4) original executed counterparts of the Assignment of Leases, executed by each Seller;

                  7.2.4 Bill of Sale. Four (4) original executed counterparts of the Bill of Sale, executed by each Seller;

                  7.2.5 Proof of Authority. Such proof of each Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of any Seller to act for and bind any Seller as may be reasonably required by Title Company; and

                  7.2.6 Other. Such affidavits, in form reasonably acceptable to Sellers, reasonably and customarily required by Title Company to facilitate the issuance of the Owner's Title Policy at the Closing prior to the recordation of the Deeds, signed and properly acknowledged by Sellers, if appropriate.

            7.3 Deliveries by Buyer. On or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, each dated as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Buyer at the Closing:

                  7.3.1 Cash. Cash in an amount equal to the sum shown to be owed by Buyer on the Closing Statement pursuant to Section 7.5.2 hereof;

                  7.3.2 Assignment of Leases. Four (4) original executed counterparts of the Assignment of Leases, executed by Buyer;

                  7.3.3 Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company; and

                  7.3.4 Other. Such other documents and instruments, in form reasonably acceptable to Buyer, reasonably and customarily required by Title Company to facilitate the issuance of the Owner's Title Policy at the Closing prior to the recordation of the Deeds, signed and properly acknowledged by Buyer, if appropriate.

            7.4 Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Sellers of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Sellers have deposited into Escrow the documents and funds required by this Agreement and Title Company is irrevocably and unconditionally committed to issue the Owner's Title Policy effective as of the Closing Date, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

                  7.4.1 Recording. Cause the Deeds and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Sellers.

                  7.4.2 Funds. Upon receipt of confirmation of the recordation of the Deeds and such other documents as were recorded pursuant to Section 7.4.1 hereof, disburse all funds as follows:

                        7.4.2.1 pursuant to the Closing Statement, retain for Escrow Agent's own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Owner's Title Policy, and disburse to any other persons or entities entitled thereto, as expressly stated on the Closing Statement, the amount of any other "Closing Costs" (as hereinafter defined);

                        7.4.2.2 disburse funds necessary to prepay the Loan Obligation and discharge and release any and all Liens against the Properties (other than the applicable Permitted Exceptions);

                        7.4.2.3 deliver to Sellers the remaining balance of the Purchase Price (subject to prorations and adjustments as provided herein); and

                        7.4.2.4 disburse to Buyer or Sellers, as the case may be, any remaining funds in the possession of Escrow Agent after payments pursuant to Sections 7.4.2.1, 7.4.2.2 and 7.4.2.3 hereof have been completed.

                  7.4.3 Delivery of Documents. Deliver: (a) to Sellers, (i) two originals of all documents deposited into Escrow (other than the Deeds and each Non-Foreign Affidavit) and (ii) one conformed copy of each document recorded pursuant to the terms hereof; and (b) to Buyer, (i) two originals of all documents deposited into Escrow (other than the Deeds and each Non-Foreign Affidavit), (ii) each original Non-

Foreign Affidavit and (iii) one conformed copy of each document recorded pursuant to the terms hereof.

                  7.4.4 Owner's Title Policy. Cause the Title Company to issue and deliver the Owner's Title Policy to Buyer.

                  7.4.5 Recorded Deeds. Cause the original recorded Deeds to be delivered to Buyer.

            7.5 Prorations.

                  7.5.1 Rentals, revenues, and other income, if any, from the Properties (including, without limitation, any and all fees or other compensation paid to Sellers under any Service Contract, Lease or other agreement relating to the Properties, whether paid monthly, upon contract execution or otherwise, as consideration for Sellers entering into such Service Contract, Lease or other agreement), taxes, assessments, improvement bonds, service or other contract fees, utility costs and other expenses affecting the Properties shall be prorated between Buyer and Sellers as of the Closing Date based on a 365 day year. For purposes of calculating prorations, Buyer shall be deemed to be titleholder of the Properties, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on the Closing Date. Delinquent rentals as of the Closing Date shall not be prorated, but when paid to Buyer shall be delivered by Buyer to Sellers, less the costs and expenses incurred by Buyer in collecting the same (provided that all current rent has then been paid with respect to such Leases). After the Closing, Sellers shall have no right to proceed in any manner or make any claim against Tenants for rents that were delinquent as of the Closing Date or for other matters relating to the Leases until such time that such Tenants have vacated the Properties. All non-delinquent real estate taxes or assessments on each Project shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Sellers by the Closing Date or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustment after the Closing by cash payment to the party entitled thereto so that Sellers shall have borne all real property taxes, including all supplemental taxes, allocable to the period prior to the Closing and Buyer shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after the Closing. If any expenses attributable to the Properties and allocable to the period prior to the Closing are discovered or billed after the Closing, the parties shall make any necessary adjustment after the Closing by cash payment to the party entitled thereto so that Sellers shall have borne all expenses allocable to the period prior to the Closing and Buyer shall bear all expenses allocable to the period from and after the Closing. The provisions of this Section 7.5 shall survive the Closing.

                  7.5.2 Five (5) Business Days prior to the Closing, Escrow Agent shall deliver to each of the parties for their review and approval one or more preliminary closing statements (collectively, the "Preliminary Closing Statement") setting forth (a) the proration amounts allocable to each of the parties pursuant to this Section 7.5, and (b) the Closing Costs allocable to each of the parties pursuant to Section 7.6 hereof. Based on each of the party's comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver one or more final, signed versions of closing statements to each of the parties at the Closing (collectively, the "Closing Statement").

            7.6 Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys' and advisors' fees, charges and disbursements), except the following costs (the "Closing Costs"), which shall be allocated between the parties as follows:

                  7.6.1 all documentary transfer, stamp, sales and other taxes related to the transfer of the Properties, which shall be paid by Sellers with respect to each of the Properties located in Massachusetts and Rhode Island and shall be paid one half by Sellers and one half by Buyer with respect to the Property located in New Hampshire;

                  7.6.2 Escrow Agent's escrow fees and costs, which shall be paid by Buyer;

                  7.6.3 the cost of the Surveys, which shall be paid by Sellers;

                  7.6.4 the cost of the Owner's Title Policy, which shall be paid by Buyer;

                  7.6.5 all recording fees, which shall be paid by Buyer; and

                  7.6.6 any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Liens (other than the Permitted Exceptions) in accordance with the terms hereof, which shall be paid by Sellers;

                  7.6.7 any and all prepayment or other penalties or amounts due and payable in connection with the discharge and satisfaction of the Loan Obligation, which shall be paid by Sellers.

            7.7 Deliveries Outside of Escrow. Sellers shall deliver possession of the Properties, subject only to the applicable Permitted Exceptions, to Buyer upon the Closing. Further, Sellers hereby covenant and agree to deliver to Buyer, on or prior to the Closing, the following items:

                  7.7.1 Intangible Property. The Intangible Property for each Property, including, without limitation, the original Leases and the original Property Documents for each Property.

                  7.7.2 Personal Property. The Personal Property for each Property, including, without limitation, any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements for each Property.

                  7.7.3 Notices.

                        7.7.3.1 Notice to Tenants. One or more letters in form and substance reasonably acceptable to Buyer, duly executed by Sellers, dated as of the Closing Date and addressed to the Tenants, informing the Tenants of the transfer of the Projects and the assignment of the Leases to Buyer, together with an instruction to pay all amounts due or to become due under the Leases to Buyer.

                        7.7.3.2 Service Contracts Notice. One or more letters to the vendors of the service contracts for the Projects (collectively, the "Service Contracts") in form and substance reasonably acceptable to Buyer, duly executed by each Seller, dated as of the Closing Date and addressed to the Service Contract vendors, informing such vendors of the assignment of the Service Contracts to Buyer.

8.    SELLERS' REPRESENTATIONS AND WARRANTIES.

            Sellers, to their Knowledge, represent and warrant to and agree with Buyer, as of the Execution Date and, subject to Section 10.4 hereof, as of the Closing Date, as follows:

            8.1 Leases.

                  8.1.1 Lease Schedule. The lease schedule for each Property being delivered pursuant to Section 4.1.1 hereof (the "Lease Schedule") will be true, correct and complete as of June 30, 2002 with respect to the following (and, on the Closing Date, Sellers will deliver an updated Lease Schedule for each Property which will be true, correct and complete as of the Closing Date with respect to the following): (a) all leases, licenses, tenancies and other occupancy agreements (whether written or oral) then in effect at such Property (collectively, together with all such items for all of the Properties, the "Leases"); (b) the identities of the tenants under such Leases (collectively, together with all such tenants for all of the Properties, the "Tenants"); (c) any delinquencies under such Leases; (d) the units occupied by such Tenants; (e) the commencement and expiration dates of such Leases; (f) the monthly rents payable thereunder (including any future rent concessions); (g) the security deposits and prepaid rents of more than one (1) month in advance that have been paid by any such Tenants; and (h) any repairs and/or improvements necessary for unoccupied units at such Property to become habitable and ready for occupancy, other than customary repairs and/or improvements as a result of normal wear and tear (including, without limitation painting, carpeting and appliance updates) ("Habitable").

                  8.1.2 Delivery of Leases. True, correct and complete copies of all Leases and all amendments, guarantees and other documents relating thereto shall be made available to Buyer in accordance with the terms of Section 4.1.1 hereof.

                  8.1.3 Security Deposits. With respect to each Property, except as set forth on the Lease Schedule for such Property, there are no security deposits held by the landlord under any of the Leases for such Property, and there are no arrearages in rent or additional rent under any of the Leases for such Property, except as may be disclosed as of the Closing Date with respect to immaterial arrearages occurring after delivery of the Lease Schedule pursuant to the terms of Section
4.1.1 hereof.

                  8.1.4 Services To Tenants. All of the services required to be supplied by any Seller to any Tenant are presently being supplied and will continue to be supplied through the Closing Date, and Sellers have received no written notice of any failure of any Seller to supply any of said services to any Tenant, other than in the ordinary course of Sellers' business. Sellers have had no notice from any Tenant of any items of work to be completed pursuant to any of the Leases, and Sellers have no Knowledge of any such work to be done except as may otherwise be set forth on the Lease Schedule and except for customary repair items occurring in the ordinary course of operations.

                  8.1.5 No Tenant Disputes. Sellers have not received from any Tenant any written notice to supply any additional services to any Tenant, except as may otherwise be set forth on the Lease Schedule for each Property or in the ordinary course of Sellers' business. Sellers have not received any written notice from any Tenant that it disputes Sellers' interpretation of any of the provisions of its Lease.

                  8.1.6 No Pre-Paid Rent. Except as set forth on the Lease Schedule for each Property, no Tenant has paid any rent for more than one (1) month in advance.

                  8.1.7 No Rent Concessions. Except as set forth on the Lease Schedule for each Property, no Tenant is entitled to any rent concessions or other offsets against any rent payable by such Tenant after the Execution Date.

                  8.1.8 Habitability. Except as set forth on the Lease Schedule for each Property, all of the unoccupied units at such Property are Habitable.

            8.2 Existing Contracts. The contracts schedule for each Property being delivered pursuant to Section 4.1.1 hereof (the "Contracts Schedule") will be true, correct and complete as of the Execution Date with respect to the following (and, on the Closing Date, Sellers will deliver an updated Contracts Schedule for each Property which will be true, correct and complete as of the Closing Date with respect to the following): all service, maintenance, repair, management, supply and other contracts (including, without limitation, all Service Contracts) which would be binding on Buyer subsequent to the Closing. Except as set forth on the Contracts Schedule, neither any Seller nor any agent of any Seller has executed any service, maintenance, repair, management, supply or other contracts (including, without limitation, any Service Contracts) which would be binding on Buyer subsequent to the Closing.

            8.3 Insurance. To Sellers' Knowledge, there are currently in effect such insurance policies for each Project as are customarily maintained with respect to similar properties. True, correct and complete copies of all insurance policies maintained by Sellers with respect to the Projects shall be made available to Buyer as part of the Property Documents. All premiums due on such insurance policies have been paid by

Sellers and Sellers will maintain such insurance policies from the Execution Date through the Closing Date or earlier termination of this Agreement. Sellers have not received and have no Knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to any Project. Sellers have received no notice from any insurance company concerning, nor is any Seller aware of, any defects or inadequacies in any Project, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

            8.4 Litigation. There are no actions, suits or proceedings before any judicial or quasi-judicial body, by any governmental authority or other third party, pending, or to Sellers' Knowledge, threatened, against or affecting all or any portion of any Project and, to Sellers' Knowledge, there is no basis for any such action. Except for unlawful detainer or similar actions against Tenants that are brought in the ordinary course of any Seller's operation of any Project, there are no actions, suits or proceedings pending, contemplated or threatened by any Seller in connection with all or any portion of any Project or any Seller's ownership, rights, use, development or maintenance thereof, including, without limitation, tax reduction proceedings; and from and after the date hereof, Sellers shall not commence any action, suit or proceeding with respect to all or any portion of the Properties without the prior written consent of Buyer, except for unlawful detainer or similar actions against Tenants that are brought in the ordinary course of any Seller's operation of any Project. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Sellers' Knowledge, threatened, against any Seller.

            8.5 Compliance with Laws. Sellers have received no written notice from any governmental entity that any of the Properties are in violation of any existing laws, rules, regulations, ordinances or orders of applicable federal, state, city or other governmental authorities in effect as of the Execution Date (collectively, "Laws").

            8.6 Condemnation; Special Assessments. Sellers have received no written notice of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect any Project or any part thereof in any way whatsoever.

            8.7 Toxic or Hazardous Materials.

                  8.7.1 Definitions.

                  (a) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Material of Environmental Concern in, at, on, under, from or about any location, whether or not owned or operated by Sellers, or (ii) circumstances forming the basis of any violation or alleged violation of any "Environmental Law" (as hereinafter defined).

                  (b) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (c) "Material of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon, or mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

                  8.7.2 Representations and Warranties. To Sellers' Knowledge and except as disclosed on Exhibit "H" attached hereto: (a) Sellers are in full compliance with all applicable Environmental Laws relating to the Project, which compliance includes, but is not limited to, the possession and compliance therewith by Sellers of all permits and other governmental authorizations required under applicable Environmental Laws; (b) Sellers have not received any written notice, whether from a governmental authority, citizens group, employee or other person or entity, that alleges that any Seller is not in such full compliance with Environmental Laws and there are no circumstances that may prevent or interfere with such full compliance in the future; (c) there is no Environmental Claim pending or threatened with regard to any Project; and (d) there are no existing actions, activities, circumstances, conditions, events or incidents relating to the Projects, including, without limitation, the manufacture, generation, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking, or other presence or release of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Seller or against any person or entity, including, without limitation, persons or entities whose liability for such Environmental Claim any Seller may have retained or assumed either contractually or by operation of law. Without in any way limiting the generality of the foregoing, to Sellers' Knowledge and except as disclosed on Exhibit "H" attached hereto, (i) Sellers have not stored, disposed of or arranged for the disposal of any Material of Environmental Concern on any Property (except for cleaning, pool and maintenance supplies maintained in the ordinary course of business by Sellers), (ii) there are no underground storage tanks located on any Property,
(iii) there is no asbestos contained in or forming part of any Improvement on any Property, including, without limitation, any building, building component, structure or office space on any Property, (iv) there is no mold, yeast, fungi or other similar biological agent, whether visible or invisible, or hidden, that exceeds permissible or regulated limits, requires remediation or abatement, or may have adverse health effects contained in or forming part of any Improvement on any Property, including, without limitation, any building, building component, structure or office space on any Property, (v) no polychlorinated biphenyls (PCBs) are used or stored at any Property, (vi) there are no Environmental Claims or circumstances in the vicinity of any

Project relating to environmental contamination or clean-up affecting or compromising the value of any Project and (vii) Sellers have provided to Buyer all assessments, reports, data, results of investigations or audits, or other information that are in the possession of or reasonably available to Sellers relating to the environmental matters at or the environmental condition of the Properties.

            8.8 No Conflicts. The execution and delivery of this Agreement by, the consummation of the transactions herein contemplated to be performed by Sellers, and compliance with the terms of this Agreement by Sellers will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deeds of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which any Seller is a party or by which any Seller or its assets are bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over any Seller or all or any portion of any Property.

            8.9 Due Organization; Consents. Flatley is an individual. The 1970 Trust is a trust duly organized and validly existing with its principal place of business in the Commonwealth of Massachusetts and the 1970 Trust has never existed or operated under any other name. The 1993 Trust is a trust duly organized and validly existing with its principal place of business in the Commonwealth of Massachusetts and the 1993 Trust has never existed or operated under any other name. All requisite action has been taken by Sellers in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required from any party in connection with the prepayment of the Loan Obligation as described herein, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Sellers of this Agreement and/or the performance by Sellers of their obligations hereunder.

            8.10 Sellers' Authority; Validity of Agreements. Each Seller has full right, power and authority to transfer, contribute and convey its respective Properties to Buyer as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of any Seller have the legal power, right and actual authority to bind such Seller to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed by any Seller in connection herewith shall be, duly authorized, executed and delivered by such Seller and shall be valid, binding and enforceable obligations of such Seller.

            8.11 Condition of Properties. Except as otherwise expressly provided herein or in any of the Closing documents executed in connection herewith, Sellers make no representations or warranties as to the condition of the Properties and Buyer is purchasing the Properties "AS-IS," and "WITH ALL FAULTS."

            8.12 Foreign Investment In Real Property Tax Act. Sellers are not foreign persons within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Sellers are Massachusetts residents and will comply with any applicable withholding statutes in Rhode Island and New Hampshire.

            8.13 Material Misstatements or Omissions. No representations or warranties by any Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer by any Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

            8.14 Employees. There are no employees of any Seller employed in connection with the use, management, maintenance or operation of the Projects whose employment will continue after the Closing Date (other than employees who will remain employees of the Sellers' solely in connection with the Sellers' operations unrelated to the Properties). There is no bargaining unit or union contract relating to any employees of any Seller.

            8.15 Survival. All of the representations and warranties of Sellers set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise disclosed in writing to Buyer) and shall survive the delivery of the Deed and the Closing for a period of six (6) months; provided, however, that the representations and warranties of Sellers set forth in Section 8.16 hereof shall survive the delivery of the Deed and the Closing for the applicable statute of limitations period. Notwithstanding anything to the contrary contained herein:
(a) Buyer shall not be entitled to recover for any breaches of any representations or warranties of any Seller hereunder unless and until the combined costs of such breaches (in the aggregate for all Sellers) are equal to or greater than $500,000.00 (at which point Buyer may recover any and all such costs including those less than $500,000.00); and (b) the maximum amount which Buyer may recover hereunder for any and all breaches of representations or warranties of any or all Sellers shall be (and shall not exceed) $10,000,000.00 (except to the extent caused by Sellers' fraud, theft or willful malfeasance in which case no maximum amount shall apply).

            8.16 Taxes. All business, occupation, sales, use and other similar taxes imposed with respect to all or any portion of each of the Properties or the operation thereof for its currently intended purpose, which are due and payable by any Seller have been paid in full, or will be paid in full by such Seller as and when such taxes become due and payable. Each Seller has timely and properly filed (or timely requested extensions with respect to) all federal, state, local and foreign tax returns, reports and forms for which they are or have been required to file with respect to the operation, use and ownership of the Properties and, all such returns, reports and forms are (or were at the time of their filing) true, correct and complete in all material respects.

            8.17 Sellers' Knowledge. As used herein, the term Sellers' "Knowledge" (or other similar words or provisions) shall mean the actual knowledge, without inquiring or investigation, of Thomas J. Flatley, Philip A. Baldi and Bernard Campbell.

9.    BUYER'S REPRESENTATIONS AND WARRANTIES.

            Buyer represents and warrants to Sellers, as of the Execution Date and as of the Closing Date, as follows:

            9.1 No Conflicts. The execution and delivery of this Agreement by Buyer, the consummation of the transactions herein contemplated to be performed by Buyer, and compliance with the terms of this Agreement by Buyer will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deeds of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer.

            9.2 Due Organization; Consents. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal place of business in the State of Colorado. All requisite partnership action has been taken by Buyer in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required from any party in connection with the prepayment of the Loan Obligation, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Buyer of this Agreement and/or the performance by Buyer of its obligations hereunder.

            9.3 Buyer's Authority; Validity of Agreements. Buyer has full right, power and authority to accept the Properties from Sellers as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement on behalf of Buyer and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Buyer in connection herewith shall be, duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer.

            9.4 Survival. All of the representations and warranties of Buyer set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise disclosed in writing to Sellers) and shall survive the delivery of the Deeds and the Closing for a period of six (6) months.

10.   ADDITIONAL COVENANTS OF SELLERS.

            In addition to the covenants and agreements of Sellers set forth elsewhere in this Agreement, Sellers covenant and agree that between the Execution Date and the Closing Date (or the date of earlier termination hereof, if applicable):

            10.1 Title. Subject to the terms of Sections 10.7 and 10.8 hereof, Sellers shall not directly or indirectly sell, contribute, assign or create any right, title or interest whatsoever in or to any Property, or create or permit to exist thereon any lien, charge or encumbrance other than the applicable Permitted Exceptions for such Property, or enter into any agreement to do any of the foregoing, without the prior written consent of Buyer (which consent may be granted or withheld in Buyer's sole and absolute discretion), unless Sellers have made provision for (and in fact cause) the discharge and release of the same at Closing.

            10.2 Development Activities. Sellers shall not take any actions with respect to the development of the Properties, including, without limitation, applying for, pursuing, accepting or obtaining any permits, approvals or other development entitlements from any governmental or other regulatory entities or finalizing or entering into any agreements relating thereto without the prior written consent of Buyer (which consent may be granted or withheld in Buyer's sole and absolute discretion), except as the same may be required in the ordinary course of Sellers' operation of the Properties.

            10.3 No Pre-Paid Rent. Sellers shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than one (1) month in advance of the payment date.

            10.4 Notice of Change in Circumstances; Litigation. Sellers shall promptly notify Buyer of any change (collectively, the "Changes") in any condition with respect to any of the Properties or any portion thereof or of any event or circumstance of which any Seller obtains Knowledge subsequent to the Execution Date which (a) materially affects any of the Properties or any portion thereof, or the use or operation of any of the Properties or any portion thereof, (b) makes any representation or warranty of any Seller to Buyer under this Agreement untrue or misleading in any material respect or (c) makes any covenant or agreement of any Seller under this Agreement incapable or substantially less likely of being performed, it being expressly understood that Sellers' obligation to provide information to Buyer under this Section 10.4 shall in no way relieve Sellers of any liability for a breach by Sellers of any of their representations, warranties, covenants or agreements under this Agreement. In addition to the foregoing, on or before the Due Diligence Termination Date, Sellers shall deliver to Buyer written notice of any Changes of which any Seller has Knowledge that have occurred since or subsequent to the Execution Date. In the event that any proceeding of the character described in
Section 8.4 hereof is initiated prior to the Closing, Sellers shall promptly advise Buyer in writing. Notwithstanding anything to the contrary contained herein, if any Seller becomes aware after the Execution Date of any Changes that
(i) make any representation or warranty set forth in this Agreement (which was true, correct and complete as of the Execution Date) untrue, incorrect or incomplete, in any material respect or (ii) make any covenant or agreement of any Seller under this Agreement (which was, as of the Execution Date, capable of being performed) incapable or substantially less likely of being performed, to the extent that such Changes are not a result of any Seller's breach of this Agreement, such Changes shall not constitute a default by Sellers hereunder and Sellers shall have no liability to Buyer with respect thereto, but Sellers shall promptly notify Buyer of such Changes. For purposes of this Section 10.4, the terms "materially" and "material respect" shall be deemed to mean an adverse affect in excess of $1,000,000.00.

            10.5 No Defaults; Maintenance of Properties. Sellers shall not materially default with respect to the performance of any obligation relating to the Properties, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting the Properties. Sellers shall operate and maintain the Properties in a commercially reasonably manner and in accordance with all applicable Laws, rules and regulations affecting the Properties or any portion thereof.

            10.6 Exclusive Negotiations. Sellers shall (a) remove the Properties from the market, and (b) cease and refrain from any and all negotiations with any other prospective optionees or purchasers of the Properties.

            10.7 Service, Management and Employment Contracts. Sellers shall not enter into any new service, property management or employment contract or extend, renew or replace any existing service, property management or employment contract in respect of any the Properties without Buyer's prior written consent (which consent may be withheld in Buyer's sole and absolute discretion), unless the same shall be cancelable without penalty or premium, upon not more than thirty (30) days' notice from the owner of such Property.

            10.8 Leases. Sellers shall not enter into any new lease or extend, renew or replace any existing Lease in respect of any Property without Buyer's prior written consent (which consent may be withheld in Buyer's sole and absolute discretion), unless the same is entered into by a Seller in the ordinary course of its business, upon market terms and for a term not in excess of one (1) year.

            10.9 Habitability. On or before the Closing, Sellers shall make all repairs and/or improvements necessary to make all unoccupied units at the Projects Habitable.

11.   RISK OF LOSS.

            11.1 Condemnation. If, prior to the Closing, all or any "Material Portion" (as hereinafter defined) of any Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Sellers shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to terminate this Agreement upon written notice to Sellers given not later than ten (10) days after Buyer's receipt of such notice from Sellers. Upon such termination, Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Buyer shall have no right to terminate this Agreement as a result of any taking of any portion of any Property that is not a Material Portion. If Buyer does not elect or has no right to terminate this Agreement, Sellers shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation and Buyer shall be deemed to have accepted the Properties subject to the taking without reduction in the Purchase Price. As used herein, the term "Material Portion" shall mean any portion of a Property having a value in excess of $500,000.00.

            11.2 Casualty. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty shall be borne and assumed by Sellers. If, prior to the Closing any "Material Damage" (as hereinafter defined) occurs to any portion of any Property as a result of earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, Sellers shall immediately notify Buyer of such fact. In the event that there is Material Damage that is uninsured, Buyer shall have the option to terminate this Agreement upon written notice to Sellers given not later than ten (10) days after Buyer's receipt of such notice from Sellers. Upon such termination, Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Buyer shall have no right to terminate this Agreement as a result of any damage or destruction of any portion of any Property that does not constitute Material Damage (or that does constitute Material Damage but is insured). If Buyer does not elect or has no right to terminate this Agreement, Sellers shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at Buyer's option and cost) and Buyer shall receive, as a credit against the Purchase Price, an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement. If Buyer does not elect or has no right to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment of any insurance claim. As used herein, the term "Material Damage" shall mean damage or destruction to any Property, the cost of repair of which exceeds $500,000.00.

12.   LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE.

            12.1 Liquidated Damages. IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND SELLERS AGREE THAT SELLERS' ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX.

THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, SELLERS, AS SELLERS' SOLE AND EXCLUSIVE REMEDY, ARE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON). IN THE EVENT THAT THE ESCROW FAILS TO CLOSE AS A RESULT OF BUYER'S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLERS HEREUNDER AND THE ESCROW CREATED HEREBY SHALL TERMINATE, (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO BUYER AND SELLERS ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME, (C) ESCROW AGENT SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLERS PURSUANT TO SELLERS' INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (D) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER AND (E) ESCROW AGENT SHALL DELIVER TO BUYER ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT. FOR PURPOSES OF THIS SECTION 12.1, A BREACH SHALL RESULT IN DEFAULT ONLY AFTER WRITTEN NOTICE OF THE BREACH IS GIVEN TO BUYER AND ONLY IF SUCH BREACH IS NOT CURED WITHIN FIVE (5) BUSINESS DAYS THEREAFTER.

            SELLERS AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 12.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ TF /s/ PAH /s/ GS /s/ JF /s/ JG                   /s/ PK
----------------------------------------             ---------------------------
Sellers' Initials                                    Buyer's Initials

            12.2 Default by Sellers. In the event that the Closing of the transactions contemplated in this Agreement does not occur by reason of any default by any Seller of its obligations under this Agreement, then (a) Escrow Agent shall deliver, pursuant to Buyer's instructions, the Deposit to Buyer and
(b) Buyer shall elect, as its sole remedy, to either (i) terminate this Agreement, in which event Sellers shall reimburse Buyer for Buyer's actual, out-of-pocket costs and expenses incurred in connection with the negotiation of this Agreement, the negotiation and preparation for closing of the transactions contemplated hereby and Buyer's due diligence efforts in connection herewith or
(ii) seek the specific performance of this Agreement. Notwithstanding the foregoing, in the event that Sellers transfer (or agree to transfer) any of the Properties (or any interests therein) on or before the sixth (6th) month after the date on which this Agreement is terminated, Sellers' shall immediately pay Buyer the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) for each Property (or interest in each Property) being transferred.

13.   BROKERS.

            Buyer and Sellers each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker's fee, finder's fee, commission or other similar compensation ("Commission") shall or may become due or payable in connection with the transactions contemplated hereby other than with Meredith & Grew Incorporated (the "Broker"). Buyer hereby agrees to pay all Commissions due and payable to the Broker in connection with the transaction contemplated hereby pursuant to its separate agreement with the Broker. Sellers shall indemnify, protect, defend and hold Buyer harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Sellers contained in this Section 13. Buyer shall indemnify, protect, defend and hold Sellers harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by Sellers by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 13. The provisions of this Section 13 shall survive the Closing or earlier termination of this Agreement.

14.   INDEMNIFICATION.

            Buyer hereby agrees to indemnify, protect, defend and hold Sellers harmless from and against any claim, demand, obligation, loss, cost, damage, liability, judgment or expense (including, without limitation, reasonable attorneys' fees, charges and disbursements) (collectively, "Claims") arising out of or in connection with (a) the breach of any of Buyer's representations or warranties set forth herein (subject to the survival limitations set forth in Section 9.4 hereof), (b) the breach of any of Buyer's covenants or agreements set forth herein, or (c) the ownership, operation, maintenance or condition of the Properties after the Closing. Sellers hereby agree to indemnify, protect, defend and hold Buyer harmless from and against any Claims arising out of or in connection with (i) the breach of any of Sellers' representations or warranties set forth herein (subject to the survival limitations set forth in Section 8.15 hereof), (ii) the breach of any of Sellers' covenants or agreements set forth herein, or (iii) the ownership, operation, maintenance or condition of the Properties prior to the Closing. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which any other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement. The provisions of this Section 14 shall survive the Closing for a period of six (6) months.

15.   CONFIDENTIALITY.

            15.1 Buyer. Buyer agrees that until the Closing, except as otherwise provided herein or required by law and except for the exercise by Buyer of any remedy hereunder, Buyer shall (a) keep confidential the pendency of this transaction and the documents and information supplied by Sellers to Buyer, and
(b) disclose such information only to Buyer's agents, employees, contractors, consultants, advisors, investment bankers, investors, partners or attorneys, as well as lenders (if any) and title company personnel, with a need to know in connection with Buyer's review and consideration of the Properties, provided that Buyer shall inform all persons receiving such information from Buyer of the confidentiality requirement and (to the extent within Buyer's control) cause such confidence to be maintained. Disclosure of information by Buyer shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge as a result of the Closing of this transaction or from sources other than Buyer or its agents, employees, contractors, consultants or attorneys.

            15.2 Sellers. Each Seller agrees that until the Closing, except as otherwise provided herein or required by law, and except for the exercise by such Seller of any remedy hereunder, such Seller shall (a) keep confidential the pendency of this transaction with Buyer and the identity of Buyer and the relationship between Buyer and the entity to which Buyer may assign this Agreement or which Buyer designates as the party to whom such Seller shall convey any portion of the Properties at the Closing, and (b) disclose such information only to such Seller's agents, employees, contractors, consultants, advisors, investment bankers, investors, partners or attorneys, as well as lenders (if any) and title company personnel, with a need to know in connection with effecting the transactions contemplated by this Agreement, provided that such Seller shall inform all such persons receiving such confidential information from such Seller of the confidentiality requirement and (to the extent within such Seller's control) cause such confidence to be maintained. Disclosure of information by such Seller shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge as a result of the Closing of this transaction or from sources other than any Seller or any of Sellers' agents, employees, contractors, consultants or attorneys.

16.   MISCELLANEOUS PROVISIONS.

            16.1 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law. Any legal proceedings brought by either party with respect to this Agreement shall be brought in the Courts of Norfolk County, Massachusetts.

            16.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Sellers pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

            16.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            16.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered or certified mail, by telecopy or by Federal Express (or other reputable overnight delivery service) as follows:

To Buyer:            AIMCO Properties, L.P.
                     2000 South Colorado Blvd.
                     Tower Two, Suite 2-1000
                     Denver, Colorado  80222
                     Attention:  Mr. Terry Considine and Mr. Harry Alcock
                     Telephone: (303) 691-4344
                     Telecopy:  (303) 691-5662

and to:              AIMCO Properties, L.P.
                     18350 Mt. Langley Avenue, Suite 220
                     Fountain Valley, California  92708
                     Attention:  Mr. Peter K. Kompaniez
                     Telephone: (714) 593-1723
                     Telecopy:  (714) 593-1603

With A Copy To:      Skadden, Arps, Slate, Meagher & Flom LLP
                     300 South Grand Avenue, Suite 3400
                     Los Angeles, California  90071
                     Attention:  Meryl K. Chae, Esq.
                     Telephone: (213) 687-5035
                     Telecopy:  (213) 621-5035

To Sellers:          c/o The Flatley Company
                     50 Braintree Hill Office Park
                     Braintree, MA 02184-8754
                     Attention:  Thomas J. Flatley and Philip Baldi
                     Telephone: (781) 848-2000
                     Telecopy:  (781) 849-5140

With A Copy To:      Hinckley, Allen & Snyder LLP
                     1500 Fleet Center
                     Providence, Rhode Island 02903
                     Attention:  Matthew T. Marcello, Esq.
                     Telephone: (401) 274-2000
                     Telecopy:  (401) 277-9600

To Escrow            Stewart Title Guaranty Company
Agent:               1980 Post Oak Boulevard, Suite 610
                     Houston, Texas 77056


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

                     Attention:  Ms. Wendy Howell
                     Telephone:  (800) 729-1906
                     Telecopy:  (713) 552-1703

or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Notices shall be deemed to have been given when received. All Notices given by telecopy shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by telecopy.

            16.5 Expenses. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 7.6 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

            16.6 Assignment.

                  16.6.1 Sellers' Right to Assign. Sellers shall have the right, power and authority to assign all or any portion of this Agreement or any of their rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Buyer's consent; provided, however, that no such assignment or delegation shall relieve Sellers of their obligations or liabilities under this Agreement.

                  16.6.2 Buyer's Right to Assign. Buyer shall have the right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Sellers' consent, to any affiliate of Buyer; provided, however, that no such assignment or delegation shall relieve Buyer of its obligations or liabilities under this Agreement.

            16.7 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

            16.8 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 16.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            16.9 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

            16.10 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

            16.11 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

            16.12 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Sellers and Buyer, Sellers and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

            16.13 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

            16.14 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

            16.15 Post-Closing Access to Records. Upon receipt by Sellers of Buyer's reasonable written request at anytime and from time to time within a period of three (3) years after the Closing, Sellers shall, at Sellers' principal place of business, during Sellers' normal business hours, make all of Sellers' records relating to the Properties available to Buyer for inspection and copying (at Buyer's sole cost and expense).

            16.16 Exhibits. All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

            16.17 Attorneys' Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

            16.18 Business Days. As used herein, the term "Business Day" shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

            16.19 I.R.C. Tax Deferred Exchange. Buyer may structure the purchase of one or more of the Properties from Sellers as one or more Like Kind Exchanges under Code Section 1031 and Revenue Procedure 2000-37, 2000-40 I.R.B. 308, whereby Buyer will sell one or more properties (each, a "Buyer Like Kind Exchange Property") in conjunction with the acquisition of one or more of the Properties (each, a "Buyer Like Kind Exchange"). Sellers shall cooperate fully and promptly with Buyer's conduct of any Buyer Like Kind Exchange, provided that all costs and expenses generated in connection with any Buyer Like Kind Exchange shall be borne solely by Buyer, and Sellers shall not be required to take title to or contract for the purchase of any other property, to expend any funds or to incur any direct or contingent liability. If Buyer uses one or more qualified intermediaries or exchange accommodation titleholders to effectuate any exchange, any assignment of the rights or obligations of Buyer hereunder shall not relieve, release or absolve Buyer of its obligations to Sellers. In no event shall the Closing Date be delayed by any Buyer Like Kind Exchange. Buyer shall indemnify and hold harmless Sellers from and against any and all liability arising from and out of any Buyer Like Kind Exchange.

            16.20 Lead Warning Statement. Buyer is hereby notified that the Properties may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. Sellers, pursuant to Section 4.1.1, are making available to Buyer information on lead-based paint hazards from risk assessment or inspection in the Sellers' possession. A risk assessments or inspections for possible lead-based paint hazards is recommended prior to purchase. Lead-based paint and/or lead-based paint hazards may be present in the Properties. Buyer acknowledges that Sellers are providing Buyer an opportunity during the period prior to the Due Diligence Termination Date to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards and an educational brochure with respect to lead-based paint and/or lead-based paint hazards.

                  [Remainder of Page Left Blank Intentionally]


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

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BUYER:

                                        AIMCO PROPERTIES, L.P.,
                                        a Delaware limited partnership

                                        By:   AIMCO-GP, INC.,
                                              a Delaware corporation,
                                              its general partner

                                              By:     /s/ PETER KOMPANIEZ
                                                      --------------------------
                                                      Peter Kompaniez
                                                      President

                                        SELLERS:

                                        /s/ THOMAS J. FLATLEY
                                        ----------------------------------------
                                        THOMAS J. FLATLEY

                                        THE 1970 FLATLEY FAMILY TRUST,

                                        By:   /s/ PATRICIA A. HARFORD
                                              ----------------------------------
                                              Patricia A. Harford, Duly
                                              Authorized Trustee

                                        By:   /s/ CHARLOTTE E. FLATLEY
                                              ----------------------------------
                                              Charlotte E. Flatley, Duly
                                              Authorized Trustee

                                        By:   /s/ JOHN P. GARRAHAN
                                              ----------------------------------
                                              John P. Garrahan, Duly Authorized
                                              Trustee

                                        THE 1993 FLATLEY FAMILY TRUST,

                                        By:   /s/ GREGORY D. STOYLE
                                              ----------------------------------
                                              Gregory D. Stoyle, Duly Authorized
                                              Trustee

                                        By:   /s/ JOHN J. FLATLEY
                                              ----------------------------------
                                              John J. Flatley, Duly Authorized
                                              Trustee



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

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

STEWART TITLE GUARANTY COMPANY



By:    /s/ WENDY HOWELL
      -----------------------------------------------
      Name:  Wendy Howell
      Title: National Commercial Closing Specialist


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